Exhibit (c)(14)

CONFIDENTIAL

Supplemental Cash Flow Valuation Summary – Sensitivity Analysis

($ in millions, except per share amounts)

Base Suppl. Cash Flow Valuation

Low Midpoint High

Actuarial Valuation Presented to UBS & GS on 6/3/08 $ 8,473.3 $ 9,273.3 $ 10,214.7

Net Lazard Adjustments from 5/19/08 (732.8) (634.8) (521.1)

Implied Equity Value $ 7,740.5 $ 8,638.5 $ 9,693.6

Implied Equity Value per Share $ 55.61 $ 61.92 $ 69.32

Illustrative Sensitivity Analysis

Cumulative Impact on Equity Value per Share:

(i) Market Movements to July 9($ 1.43)($ 1.49)($ 1.55)

(ii) Lower Near Term Market Returns (0.69) (0.73) (0.78)

(iii) Sales Growth Reduction (a)(3.48)(4.01)(4.63)

(iv) Higher Reserve Financing (0.49) (0.55) (0.63)

(v) Q2 Credit Losses (a)(0.28) (0.28) (0.28)

(vi) 375% RBC target capital (b) (2.50) (2.31) (2.07)

Total Cumulative Impact ($ 8.88) ($ 9.37) ($ 9.93)

Adjusted Equity Value per Share $ 46.73 $ 52.55 $ 59.39

(a) Revised assumptions underlying sensitivity provided by Company management.

(b) Company management estimate of standalone RBC required to maintain current rating.

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